EXHIBIT 10.9

AFFYMAX, INC.
EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between ARLENE MORRIS ("Executive") and AFFYMAX, INC. (the "Company"), effective as of June 10, 2003 (the "Effective Date").

        WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for h a services; and

        WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1.    EMPLOYMENT BY THE COMPANY.

        1.1    Position.    Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer ("CEO") and Executive hereby accepts such employment to commence as of July 1,2003 (the "Employment Date"). During the term of her employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company (except for vacation periods and reasonable periods of illness or other incapacity as permitted by the Company's general employment policies). The Company will provide Executive with reasonable administrative support, and agrees to offer employment to Executive's current administrative assistant.

        1.2    Duties and Location.    Executive shall perform such duties as are customarily associated with her position as CEO, consistent with the bylaws of the Company and as required by the Company's Board of Directors (the "Board"). Executive will report to the Board. Executive's primary office location shall be the Company's corporate headquarters, currently located in Palo Alto, California. The Company reserves the right to reasonably require Executive to perform her duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

        1.3    Policies and Procedures.    The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, which the Company may change from time to time, and Executive will be expected to abide by such Company policies and practices.

        2.    COMPENSATION AND BENEFITS.

        2.1    Base Salary.    Executive shall receive, for services to be rendered hereunder, a base salary at an annualized rate of $385,000, less standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule. Such salary shall be reviewed annually and may be increased as approved by the Board.

        2.2    Bonus Potential.    Executive shall be eligible to receive an annual incentive bonus to be paid less standard payroll deductions and withholdings. The Board will reasonably determine the amount of the bonus, if any, based on the Company's attainment of specific corporate objectives and on Executive's attainment of personal objectives, to be established in the reasonable discretion of the Board after consultation with Executive. At the first meeting of the Board following the Employment Date, currently scheduled to occur on or about July 22, 2003, the Board will determine and approve the specific corporate objectives and Executive's personal objectives for the calendar year 2003; once determined and approved, such specific corporate objectives and Executive's personal objectives will be attached to this Agreement as Exhibit B. For the 2003 calendar year, Executive's target bonus potential will be equal to thirty-three percent (33%) of Executive's base salary, prorated based on the Employment Date. Upon the closing of a Financing (as defined herein), Executive's target bonus potential will be increased to forty percent (40%) of Executive's base salary. Bonuses paid for the 2003 and 2004 calendar years, if any, regardless of whether a Financing has occurred, each will be provided as follows: seventy-five percent (75%) of the bonus will be paid as cash compensation, and twenty-five percent (25%) will be provided as an award of Company Common Stock with a fair market value (as determined by the Board) equivalent to twenty-five percent (25%) of the bonus amount awarded. No bonus shall be deemed earned until the Board confirms such bonus in writing. For the purposes of this Agreement, "Financing" shall mean the Company's first preferred stock financing after the Effective Date of this Agreement with aggregate proceeds of at least $35,000,000, provided that the Financing price of the Company's preferred stock is at least 20% above the Series C price.

        2.3    Signing Bonus.    Executive will receive a signing bonus in the amount of $100,000, less standard payroll deductions and withholdings. The signing bonus will be paid in Executive's first paycheck or at the same time that Executive receives her first paycheck.

        2.4    Stock Option Grant.    Subject to Board approval, the Company will grant to Executive under the Affymax, Inc. 2001 Stock Option/Stock Issuance Plan ("the Plan") an option (the "Option") to purchase the number of shares equal to four percent (4%) of the Company's total outstanding common stock and common stock equivalents, including stock options granted but not exercised, as of the Effective Date of this Agreement. The Option will be granted at an exercise price equal to the fair market value of the Common Stock, as determined by the Board, at the time of the Board's approval of the grant. The Option will be subject to the terms and conditions of the Plan and Executive's grant agreement, which shall reflect the terms in this paragraph. As specified therein, upon the Company's receipt of the requisite cash payment by Executive, the Option shall be immediately exercisable for all or any portion of the option shares. Any such shares under the Option shall be subject to repurchase by the Company, at the option exercise price paid per share, until Executive vests in those shares. The Option shares vest, and the Company's repurchase rights shall lapse, as follows: (i) twenty-five percent (25%) of the Option shares will vest upon Executive's completion of one (1) year of service with the Company after the Employment Date; and (ii) the remaining Option shares will vest in thirty-six (36) equal monthly installments upon Executive's completion of each additional month of service thereafter. Executive acknowledges that there are no further commitments on behalf of the Company to grant to Executive any additional option grants. The Board may consider granting additional option grants at its sole discretion.

        2.5    Employee Benefits.    Executive shall be entitled to all benefits, including but not limited to health and disability benefits, for which Executive is eligible under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its officers. Details about these benefits are set forth in summary plan descriptions and other materials available to Executive. In addition, Executive will accrue paid time off at the rate of five (5) weeks per full year of employment, in accordance with the terms, conditions and limitations of the Company's paid time off policies. Executive will begin to accrue paid time off effective as of the Employment Date, and will earn paid time off in 2003 on a prorated basis in accordance with the Company's paid time off policies

        3.    PROPRIETARY INFORMATION AGREEMENT

        As a condition of her employment, Executive agrees to execute and abide by the Company's Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement") attached hereto as Exhibit A.

        4.    OUTSIDE ACTIVITIES.

        4.1    Non-Company Activities.    Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge her duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities, and participate in trade or professional organizations, so long as such activities do not materially interfere with the performance of her duties hereunder.

        4.2    No Adverse Interests.    Except as permitted by Section 4.3, during her employment Executive agrees not to acquire, assume, participate in, or render services to, directly or indirectly, any position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

        4.3    Noncompetition.    During the term of her employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by her to compete with the Company, anywhere through the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as her direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

        5.    NONINTERFERENCE.    While employed by the Company, and for one (1) year immediately following the employment termination date, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, inducing, encouraging, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity.

        6.    THIRD PARTY AGREEMENTS AND INFORMATION.    Executive represents and warrants that Executive's employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform her duties to the Company without violating ay such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be utilized in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

        7.    TERMINATION OF EMPLOYMENT.

        7.1    At-Will Relationship.    Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

        7.2    Involuntary Termination.    In the event of an Involuntary Termination (defined below), and provided that Executive first properly executes and does not revoke or attempt to revoke a general release of all known and unknown claims in favor of the Company, and its affiliates, employees, and agents in a form acceptable to the Company, Executive shall be entitled to receive the following severance benefits (the "Severance Benefits"): (i) a lump sum cash severance payment equal to nine

(9) months of Executive's then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will pay Executive's COBRA premiums sufficient to maintain her group health insurance coverage in effect as of the date of the Involuntary Termination for nine (9) months following the Involuntary Termination, provided that the Company's obligation to continue to pay Executive's COBRA premiums hereunder will cease upon Executive's eligibility for group health insurance coverage through a new employeer, and (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier. Executive's entitlement to receive the Severance Benefits is not conditioned on the occurrence of a Corporate Transaction.

        7.3    Other Resignation or Termination.    If Executive's employment ends due to a resignation or termination that does not qualify as an Involuntary Termination, Executive shall be entitled to receive her base salary, and her accrued but unused paid time off earned through the date of termination; and Executive will not be entitled to receive any additional compensation or benefits (including the Severance Benefits), with the exception of any vested rights she may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

        7.4    Termination for Death or Disability.    If Executive's employment terminates due to Executive's death or Disability (defined below), Executive will be entitled to: (i) receive any accrued but unused paid time off and salary earned through the date of termination of employment; (ii) the vesting of Executive's then-outstanding stock options and/or restricted shares, as applicable, will be accelerated so that upon the termination, Executive is vested in an additional twenty-five percent (25%) of such shares, if any such amount remains unvested; and (iii) Executive will have the ability to exercise any of Executive's vested stock option shares until one (1) year following the termination date or the expiration of the term of any such option, whichever occurs earlier. In such event, Executive shall be entitled to no additional compensation or benefits (including the Severance Benefits), except as may be required by law or in accordance with the Company's benefit plans. In the event that Executive's employment is terminated due to Disability, the benefits provided under this Section 7.4 shall be conditioned upon the Company's receipt of a general release, which Executive has executed and does not revoke or attempt to revoke, of all claims known and unknown, in favor of the Company and its affiliates, employees, and agents, in a form acceptable to the Company.

        7.5    Involuntary Termination Following a Corporate Transaction.    In the event of an Involuntary Termination within twelve (12) months immediately following a Corporate Transaction (defined below), in lieu of the Severance Benefits (provided in Section 7.2 herein), Executive will receive the following benefits (the "Corporate Transaction Benefits"): (i) a lump sum cash severance payment equal to twelve (12) months of Executive's then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive's COBRA premiums sufficient to maintain her group health insurance coverage in effect as of the date of the Involuntary Termination for twelve (12) months following the Involuntary Termination, provided that the Company's obligation to continue to pay Executive's COBRA premiums hereunder will cease immediately upon Executive's eligibility for equivalent group health insurance coverage through a new employer; (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier; and (iv) the vesting of all of Executive's outstanding stock options and/or restricted shares shall be accelerated so that they vest in full and the Company's right to repurchase any earlier exercised shares, if applicable, shall lapse. As a condition precedent to Executive's receipt of the Corporate Transaction Benefits, Executive must property execute, and not revoke or attempt to revoke, a general release of all known and unknown claims in favor of the

Company, and its affiliates, employees, agents, and successors in a form acceptable to the Company or the successor entity, as applicable.

        7.6    Definitions.    For the purposes of this Agreement, the following definitions shall apply:

          (a)    Corporate Transaction.    A "Corporate Transaction" shall mean any of the following:

            (i)    a merger, consolidation or other reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

            (ii)   the sale, transfer or other disposition of all or substantially all of the Company's assets approved by the Company's stockholders; or

            (iii) a majority of the Board consists of individuals other than "Incumbent Directors," which term means the members of the Board on the Employment Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by at least one-half (1/2) of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

          (b)    Involuntary Termination.    Involuntary Termination means the termination of Executive's employment by reason of any of the following:

            (i)    Executive's involuntary dismissal or discharge by the Company for reasons other than for Misconduct; or

            (ii)   Executive's voluntary resignation following (A) a material reduction in Executive's duties, responsibilities or authority or the level of management to which she reports, (B) a reduction in Executive's level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive programs) by more than ten percent (10%), or (C) a relocation of Executive's primary office location by more than thirty-five (35) miles, provided and only if such reduction or relocation is effected by the Company without Executive's consent.

          (c)    Misconduct.    Misconduct means the commission of any act of fraud, embezzlement or dishonesty by Executive, any material breach of the Proprietary Information and Inventions Agreement, or any other intentional misconduct by Executive Adversely affecting the business or affairs of the Company (or any parent, subsidiary or affiliate) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any parent or subsidiary) to discharge or dismiss Executive or any other person in the service of the Company (or any parent or subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Misconduct.

          (d)    Disability.    Disability means a physical or mental infirmity which impairs Executive's ability to substantially perform her duties under this Agreement and which continues for a period of at least one hundred eighty (180) consecutive days.

        8.    GENERAL PROVISIONS

        8.1    Notices.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested, to the Company at its primary office location and to Executive at her address as listed on the Company's payroll.

        8.2    Severabitity.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

        8.3    Waiver.    No waiver of any term or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought. In the case of the Company, such waiver must be signed by at least one (1) member of the Board. In addition, if either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        8.4    Complete Agreement.    This Agreement, including all exhibits and agreements expressly incorporated by reference, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements, understandings, promises, or representations related to such subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument approved by the Board and signed by Executive and a duly authorized member of the Board.

        8.5    Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

        8.6    Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        8.7    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

        8.8    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within the State of California.

        8.9    Right To Work.    As required by law, this Agreement is subject to satisfactory proof of Executive's right to work in the United States.

        IN WITNESS WHEREOF, the parties have executed this agreement on the day and year written below.

AFFYMAX, INC.
By:	/s/ LORI RAFIELD Lori Rafield Board of Directors	Date:	June 10, 2003
ARLENE MORRIS
	/s/ ARLENE MORRIS Signature	Date:	October 18, 2005

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1

Affymax, Inc.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

California

        In consideration of my employment or continued employment by Affymax, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.    NONDISCLOSURE.

        1.1    Recognition of Company's Rights; Nondisclosure.    At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2    Proprietary Information.    The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, the term "Proprietary Information" includes (a) trade secrets, inventions, data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs, programs, source and object codes, other works of authorship, (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

        1.3    Third Party Information.    I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4    No Improper Use of Information of Prior Employers and Others.    During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1

2.    ASSIGNMENT OF INVENTIONS.

        2.1    Proprietary Rights.    The term "Proprietary Rights" shall mean all trade secret, patent, copyright and other intellectual property rights throughout the world.

        2.2    Prior Inventions.    Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3    Assignment of Inventions.    Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

        2.4    Nonassignable Inventions.    This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5    Obligation to Keep Company Informed.    During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any inventions I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6    Government or Third Party.    I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2

        2.7    Works for Hire.    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8    Enforcement of Proprietary Rights.    I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

        In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.    RECORDS.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.    DUTY OF LOYALTY.    I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5.    NON-SOLICITATION.    In order to protect the Company's interests in Proprietary Information, I agree that during my employment by the Company and for one (1) year after the termination of my employment I will not use Proprietary Information, either directly or through others, to solicit or attempt to solicit:

        5.1    Any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity;

        5.2    Any customer or prospective customer of the Company as of my termination date, to sever or restrict its business relationship with the Company in order to direct business to any other person or entity.

6.    NO CONFLICTING OBLIGATION.    I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.    RETURN OF COMPANY DOCUMENTS.    When I leave the employ of the Company, I will deliver to the Company any and all laboratory notebooks, drawings, notes, memoranda, specifications,

3

devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

8.    LEGAL AND EQUITABLE REMEDIES.    Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.    NOTICES.    Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by overnight courier, as of the next day.

10.    NOTIFICATION OF NEW EMPLOYER.    In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.    GENERAL PROVISIONS.

        11.1    Governing Law; Consent to Personal Jurisdiction.    This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        11.2    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extend compatible with the applicable law as it shall then appear.

        11.3    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        11.4    Survival.    The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        11.5    Employment.    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, The Company and I each have the right to terminate my employment at any time, with or without cause.

        11.6    Waiver.    No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terns of this Agreement.

4

        11.7    Entire Agreement.    The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company, namely:

July 9, 2003.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Date:	10/18/05
/s/ ARLENE MORRIS (Signature)
Arlene Morris (Printed Name)
ACCEPTED AND AGREED TO:
AFFYMAX, INC.
By:	/s/ A. MAHDAVI
Title:	Ali Mahdavi—VP,. Finance and Administration
4001 Miranda Avenue, Palo Alto, CA 94304
Date:

5

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

        1.     Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

        2.     Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded by the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I hereby acknowledge receipt of a copy of this notification.

By:	/s/ ARLENE MORRIS
Name:	Arlene Morris
Date:

A-1

Exhibit B

TO:	Affymax, Inc.
FROM:	Arlene Morris
DATE:	10/18/05
SUBJECT:	Previous Inventions

1.        Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Affymax, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

  ☒
  No inventions or improvements.

  ☐
  See below:

☐
Additional sheets attached.

2.        Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐
Additional sheets attached.

B-1

EXHIBIT B
CORPORATE OBJECTIVES AND EXECUTIVE'S PERSONAL OBJECTIVES
[To be added following Board Determination and Approval)

2